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                                                                     EXHIBIT 3.1

                        CERTIFICATE OF INCORPORATION
                                     OF
                        LATITUDE COMMUNICATIONS, INC.


                                  ARTICLE I

     The name of the corporation is Latitude Communications, Inc. (the

"Corporation").
------------

                                 ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.


                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                 ARTICLE IV

     (a)  Authorized Shares.  The corporation is authorized to issue two classes
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of shares designated "Common Stock" and "Preferred Stock" respectively.  The total number of shares that the corporation is authorized to issue is Twenty-three million one hundred forty thousand nine hundred eleven (23,140,911) shares. Fifteen million (15,000,000) shares shall be Common Stock, par value $.001 per share, and eight million one hundred forty thousand nine hundred eleven (8,140,911) shares shall be Preferred Stock, par value $.001 per share. The Preferred Stock shall be issued in three series. The first series of Preferred Stock shall be designated Series A Preferred Stock and shall consist of three million three hundred thousand (3,300,000) shares. The second series of Preferred Stock shall be designated Series B Preferred Stock and shall consist of two million seven hundred fifteen thousand nine hundred eleven (2,715,911) shares. The third series of Preferred Stock shall be designated Series C Preferred Stock and shall consist of two million one hundred twenty five thousand (2,125,000) shares. The Liquidation Amount for the Series A Preferred Stock is one dollar ($1.00) per share, the Liquidation Amount for the Series B Preferred Stock is two dollars and seventy-five cents ($2.75) per share, and the Liquidation Amount for the Series C Preferred Stock is four dollars ($4.00) per share, in each case subject to proportional and equitable adjustment for stock splits, reverse splits and similar recapitalizations."

     (b)  Liquidation.
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          (1)  Upon the voluntary or involuntary liquidation, winding up or dissolution of the corporation, out of the assets available for distribution to stockholders, (A) the holders of
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Series A Preferred Stock shall be entitled to receive, in preference to any payment to the holders of Common Stock, the Liquidation Amount for the Series
A Preferred Stock for each share of Series A Preferred Stock then held by them plus any dividends previously declared and unpaid on such Series A Preferred Stock, (B) the holders of Series B Preferred Stock shall be entitled to receive, in preference to any payment to the holders of Common Stock, the Liquidation Amount for the Series B Preferred Stock for each share of Series B Preferred Stock then held by them plus any dividends previously declared and unpaid on such Series B Preferred Stock, and (C) the holders of Series C Preferred Stock shall be entitled to receive, in preference to any payment to the holders of Common Stock, the Liquidation Amount for the Series C Preferred Stock for each share of Series C Preferred Stock then held by them plus any dividends previously declared and unpaid on such Series C Preferred Stock. In the event the assets of the corporation are insufficient to pay the entirety of such amount required to be paid to the holders of Series A Preferred Stock, to the holders of Series B Preferred Stock and to the holders of Series C Preferred Stock under this paragraph (1), the entire remaining assets shall be paid ratably to the holders of Series A Preferred Stock, to the holders of Series B Preferred Stock, and to the holders of Series C Preferred Stock (so that each shall receive the same percentage of the applicable preferential amount) and the Common Stock shall receive nothing.

          (2) After the entirety of the amount required under paragraph (1) has been paid to the holders of Series A Preferred Stock, to the holders of Series B Preferred Stock, and to the holders of Series C Preferred Stock, the remaining assets shall be paid ratably to the holders of Common Stock.

          (3) For the purposes of this subdivision (b), a liquidation, winding up or dissolution is deemed to include the acquisition of the corporation by another entity, whether by merger, transfer of all or substantially all the assets or otherwise, or a transaction or series of related transactions in which more than 50% of the voting power of the corporation is transferred.

          (4) Whenever the distribution provided for in this subdivision (b) shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

     (c)  Voting Rights.
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          (1)  Each holder of Common Stock is entitled to one vote per share of
Common Stock and each holder of Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which the holder's Preferred Stock is then convertible; for such purpose, any and all fractional shares otherwise issuable to each holder of Preferred Stock shall be aggregated and any resulting fractional shall be rounded off to the nearest whole number of shares (with one-half being rounded up). Except as provided by law or by paragraph (2) following, the Common Stock and Preferred Stock shall vote together as a single class on all matters to come before the stockholders for approval.

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          (2)  In addition to any class or series voting rights under applicable law, without the approval of at least two-thirds of the outstanding shares of Preferred Stock voting as a separate class, the corporation shall not:

               (i)   amend the Certificate of incorporation or the bylaws;

               (ii) redeem or otherwise acquire any Common Stock, either directly or through a subsidiary, other than pursuant to redemption or repurchase provisions approved by the Board of Directors;

               (iii) redeem or otherwise acquire any Preferred Stock, either directly or through a subsidiary;

               (iv) authorize or issue another class or series of equity securities or any securities convertible into, or exchangeable for, equity securities having rights, preferences or privileges greater than, senior to or on a parity with the Series A Preferred Stock, the Series B Preferred Stock, or the Series C Preferred Stock;

               (v) merge or consolidate with or into any other corporation (directly or indirectly through one or more subsidiaries), sell all or substantially all its assets, or engage in any reorganization or recapitalization of the Company or change of control transaction or any reclassification or other similar change of, or with respect to, any stock; or

               (vi)  voluntarily elect to wind up and dissolve.

     (d)  Conversion.
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          (1)  Subject to paragraph (2) below, the Preferred Stock shall be convertible into Common Stock at any time at the option of the respective holders of Preferred Stock.

          (2) The Preferred Stock shall automatically be converted into Common Stock immediately upon the closing of a firm commitment underwritten public offering of Common Stock pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933 covering the offer and sale of Common Stock by the corporation to the public at an aggregate offering price of at least $10,000,000 and a per share offering price to the public at least equal to seven dollars and fifty cents ($7.50).

          (3) For the purposes of any conversion under either paragraph (1) or paragraph (2) above, the number of shares of Common Stock issuable with respect to shares of a series of Preferred Stock upon conversion shall be determined by dividing the aggregate dollar equivalent Liquidation Amount of all shares of such series of Preferred Stock at any one time surrendered for conversion by any one holder thereof by the applicable conversion price for such series in effect at the date of conversion. The initial conversion price per share for each series of the Preferred Stock shall be the Liquidation Amount for such series per share, and such conversion price shall be subject to adjustment from time to time as provided in paragraph (5) of

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this subdivision (d). Upon conversion, no fractional shares shall be issued and the corporation shall in lieu thereof pay in cash the value of any remaining fraction, taking the conversion price in effect at the time as the value of a whole share of Common Stock; for such purpose, any and all fractional shares otherwise issuable to each holder of shares of a series of Preferred Stock shall be aggregated and any resulting fractional share shall be paid in cash as provided earlier in this sentence. The corporation shall reserve and keep reserved out of its authorized but unissued shares of Common Stock sufficient shares to effect the conversion of all shares of Preferred Stock outstanding from time to time.

          (4) A holder of Preferred Stock desiring to convert shall deliver the share certificate to the corporation at its principal executive office, accompanied by a written request to convert, specifying the number of shares to be converted. The endorsement of the share certificate and the request to convert shall be in form reasonably satisfactory to the corporation. At the close of business on the date of such delivery, the conversion shall be deemed to have occurred and the person entitled to receive share certificates for Common Stock to which he is entitled upon the conversion. Upon the automatic conversion of Preferred Stock pursuant to paragraph (2) above, the holder of Preferred Stock shall similarly deliver the share certificate to the corporation and the Preferred Stock shall not be deemed to have been converted to Common Stock until immediately prior to the closing of a sale of securities as described in paragraph (2).

          (5) If at any time or from time to time the corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall subdivide its outstanding shares of Common Stock into a greater number of shares, the conversion price in effect immediately prior to such subdivision shall be proportionately and equitably reduced and conversely, in case the outstanding shares of Common Stock of the corporation shall be combined into a smaller number of shares, the conversion price in effect immediately prior to such combination shall be proportionately and equitably increased.

          (6) If at any time or from time to time the corporation alters its capital structure so as to change the rights, privileges and preferences of the Common Stock or changes the Common Stock into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (except pursuant to a transaction constituting a liquidation pursuant to paragraph (b)(3) above), then each series of Preferred Stock shall be convertible into such number and type of other securities as the holders of such series of Preferred Stock would have received if they had converted the shares of such series of Preferred Stock held by them immediately prior to such reorganization or recapitalization.

          (7) Promptly after any change in the conversion price for a series of Preferred Stock, the corporation shall cause to be prepared a written statement setting forth in detail the facts and the revised conversion ratio. The statement shall be signed by the chief executive officer and by the chief financial officer and filed with the secretary of the corporation. A copy

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of the statement shall be promptly mailed to each holder of such series of
Preferred Stock at its last known address on the stock records of the corporation.

     (e)  Dividends.
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          (1) The holders of Series A Preferred Stock, the holders of Series B
Preferred Stock, and the holders of Series C Preferred Stock are entitled to receive, out of funds legally available therefor, if, when and as declared by the board of directors, an annual per share, non-cumulative dividend equal to ten percent (10%) of the Liquidation Amount for their respective series of Preferred Stock prior and in preference to any dividends (whether in cash or other property, and whether or not any such property consists of securities of any third party) payable on account of the Common Stock.

          (2) No dividends shall be paid on any share of Common Stock unless a dividend is paid with respect to all outstanding shares of Series A Preferred Stock, all outstanding shares of Series B Preferred Stock, and all outstanding shares of Series C Preferred Stock in amounts equal to or greater than (on an as-converted basis) the amount paid on the Common Stock.

          (3) No dividend shall be payable without the approval of the Board of Directors.

     (f)  Board of Directors.
          ------------------

          (1) The Board of Directors of the corporation shall consist of five members. Two members shall be elected by (and may only be removed by) the holders of the Preferred Stock, voting as a separate class. One member shall be elected by (and may only be removed by) the holders of Common Stock, voting as a separate class. Two members shall be elected only by (and may only be removed by) the holders of the Preferred Stock and Common Stock, voting together as a single class.

          (2) If the office of any director becomes vacant, such director's replacement shall be elected by the class (or classes, as applicable) of shares of which such director is the representative.

     (g)  No Impairment.  The corporation will not, through any reorganization,
          -------------
transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action not permitted hereunder, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Article III and in the taking of all such action as may be necessary or appropriate in order to protect the rights, privileges and preferences of the holders of the Preferred Stock against impairment.

     (h)  Notices of Record Date.  In the event of the establishment by the
          ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, or any

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right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Preferred Stock at least twenty
(20) days prior to the date specified therein a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution and right.


                                  ARTICLE V

     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.


                                   ARTICLE VI

     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.


                                  ARTICLE VII

     (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

     (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

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                                ARTICLE VIII

     The name and mailing address of the incorporator are as follows:


                            Edward Y. Kim
                            Venture Law Group
                            2775 Sand Hill Road
                            Menlo Park, CA  94025


     Executed this 9th day of February, 1999.


                                    /s/ Edward Y. Kim
                                    _______________________________
                                    Edward Y. Kim, Incorporator

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